EXHIBIT 99.1

                           SILVERSTREAM SOFTWARE, INC.


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SilverStream Software, Inc.

    We have audited the accompanying consolidated balance sheets of SilverStream Software, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SilverStream Software, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 12, 2002

                           SILVERSTREAM SOFTWARE, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                                                                                 2001          2000
                                                                            ------------- ---------

                                  Assets

Current assets:
  Cash and cash equivalents..................................................$87,931,955   $86,480,910
  Marketable securities.......................................................45,789,557   104,848,077
  Accounts receivable; net of allowances of $2,038,177 and $1,055,472 at
    December 31, 2001 and 2000, respectively.................................  9,513,441    25,652,513

  Other receivables..............................................................453,650     1,614,832
  Prepaid expenses.............................................................2,296,662     2,945,184
                                                                               ---------  ------------
         Total current assets................................................145,985,265   221,541,516

Furniture, equipment and leasehold improvements, net..........................10,524,565    11,234,943
Other assets..................................................................         -     2,080,500
Intangible assets, net........................................................42,754,990    78,881,365
                                                                              ----------   -----------

         Total assets........................................................$199,264,820  $313,738,324
                                                                             ============  ============

                   Liabilities and stockholders' equity

Current liabilities:
  Accounts payable...........................................................$.4,106,373   $ 3,864,815
  Accrued expenses............................................................11,110,440    16,168,727
  Deferred revenue.............................................................5,737,387    11,337,795
  Current portion of long-term debt and obligations under capital leases.........208,334     1,867,735
                                                                                 -------   -----------
         Total current liabilities............................................21,162,534    33,239,072

  Long-term debt and obligations under capital leases, less current portion...         -       358,325

Common stock, $.001 par value - authorized 100,000,000 shares; issued and outstanding 22,351,524 at December 31, 2001 and 21,053,626 at
    December 31, 2000.........................................................    22,352        21,054
Additional paid-in capital...................................................374,543,087   364,067,512
Deferred compensation.........................................................(8,199,964)  (11,292,604)
Accumulated deficit.........................................................(187,710,487)  (72,526,756)
Accumulated other comprehensive loss............................................(521,202)      (96,779)
Notes receivable from stockholders ............................................  (31,500)      (31,500)
                                                                             -----------   -----------
         Total stockholders' equity..........................................178,102,286   280,140,927
                                                                             -----------   -----------

         Total liabilities and stockholders' equity..........................$199,264,820  $313,738,324
                                                                             ============  ============

                             See accompanying notes.

                           SILVERSTREAM SOFTWARE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Year ended December 31,
                                                               2001           2000           1999
                                                          -------------  -------------  ---------
Revenue:
  Software license....................................     $31,743,619    $40,859,059    $13,825,676
  Services............................................      36,190,935     39,724,938      9,238,731
                                                           -----------    -----------    -----------
          Total revenue...............................      67,934,554     80,583,997     23,064,407
Cost of revenue:
  Software license....................................         508,219      2,500,859      1,412,175
  Services............................................      42,899,877     35,056,758     10,252,589
                                                           -----------    -----------    -----------
          Total cost of revenue.......................      43,408,096     37,557,617     11,664,764
                                                           -----------    -----------    -----------

Gross profit..........................................      24,526,458     43,026,380     11,399,643
Operating expenses:
  Sales and marketing.................................      44,615,602     44,071,348     20,419,430
  Research and development............................      19,430,635     14,576,892      7,090,691
  General and administrative..........................      16,002,735     11,231,198      4,300,713
  Compensation charge for issuance of stock options...       3,092,640      2,329,018        438,594
  Amortization of goodwill............................      18,158,754     11,309,025        384,729
  Impairment of goodwill..............................      34,843,509              -              -
  Special charges.....................................      10,657,681              -              -
  In-process research and development charge..........               -              -      1,986,659
                                                           -----------    -----------    -----------
          Total operating expenses....................     146,801,556     83,517,481     34,620,816
                                                           -----------    -----------    -----------

Loss from operations..................................    (122,275,098)   (40,491,101)   (23,221,173)

Other income, net.....................................       7,091,367     12,125,364      1,231,880
                                                          ------------   ------------   ------------

Net loss..............................................   $(115,183,731) $(28,365,737)  $(21,989,293)

Beneficial conversion feature in Series D preferred
stock.................................................              -              -       (263,158)
                                                         ------------    -----------    ------------

Net loss applicable to common stockholders............   $(115,183,731) $(28,365,737)  $(22,252,451)
                                                         =============  ============   ============

Basic and diluted net loss per share applicable to
common  stockholders..................................   $     (5.27)  $      (1.44)   $     (2.64)
                                                         ============  =============  =============


Weighted-average common shares used in computing basic
and diluted net loss per share applicable to common
stockholders..........................................    21,859,723      19,697,498      8,419,116


                             See accompanying notes.

                                                      SILVERSTREAM SOFTWARE, INC.

                  CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS EQUITY (DEFICIT)







                                                                           Redeemable
                                                   Convertible             Convertible
                                                  Preferred Stock         Preferred Stock          Common Stock
                                                Shares        Amount     Shares      Amount      Shares      Amount
Balance at December 31, 1998..............    5,183,988    $11,638,005  1,922,588  $16,856,323  5,206,779   $ 5,207
Issuance of Series D preferred stock in
 March, April and May 1999 (net of issuance
 costs of $22,000).........................                             1,552,632   14,727,997
Repurchase and retirement of common stock
  in March 1999............................                                                        (10,754)     (11)
Exercise of stock options.................                                                         130,181      129
Issuance of common stock in June, July,
August and December 1999..................                                                       3,704,456    3,705
Conversion of redeemable convertible
preferred stock in August 1999............    (5,183,988)  (11,638,050)(3,475,220) (31,584,320)  8,659,208    8,659
Deferred compensation on grant of stock
  options.................................
Amortization of deferred compensation.....
Net Loss
Currency translation adjustment...........
Comprehensive loss........................
                                               -------      --------    -------     --------    --------   --------
Balance at December 31, 1999..............           -             -          -            -    17,689,870   17,689
Issuance of common stock in secondary
  offering................................                                                      1,775,851     1,776
Issuance of common stock and stock options
  in acquisitions of subsidiaries.........                                                      1,233,398     1,234
Issuance of common stock in connection with
  employee stock purchase plan ............                                                        75,945        76
Exercise of stock options .................                                                       278,562       279
Deferred compensation on grant of stock
  options .................................
Amortization of deferred compensation.....
Receipt of amounts due from stockholdere .
Net loss..................................
Currency translation adjustment...........
Comprehensive loss........................
                                               -------      --------    -------     --------    --------     --------
Balance at December 31, 2000..............           -             -          -            -   21,053,626    21,054
Issuance of common stock and stock options
  in acquisitions of subsidiaries ........                                                        797,314       797
Issuance of commons stock in connection
  with employee stock purchase plan ......                                                        164,676       165
Exercise of stock options ................                                                        335,908       336
Amortization of deferred compensation.....
Net loss..................................
Currency translation and investment
  valuation adjustment....................
Comprehensive loss........................
                                              ---------    ---------   ---------   ----------   ---------   ------
Balance at December 31, 2001..............            -    $       -           -   $      --   22,351,524   $22,352
                                              =========    =========   =========   =========== ==========   =======



See accompanying notes.

                                                      SILVERSTREAM SOFTWARE, INC.

            CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS EQUITY (DEFICIT), continued





                                                                                         Accumulated
                                                                                            Other         Notes         Total
                                               Additional                                Comprehensive  Receivable   Stockholdes'
                                                Paid-in       Deferred     Accumulated      Income         from         Equity
                                                Capital     Compensation                    (Loss)t    Stockholders    (Deficit)
Balance at December 31, 1998..............    $ 365,985                    $(22,171,726)                $(103,500)   $(5,047,711)
Issuance of Series D preferred stock in
  March, April and May 1999 (net of issuance
  costs of $22,000)......................                                                                             14,727,997
Repurchase and retirement of common stock
  in March 1999.............................                                                                                 (11)
Exercise of stock options.................      269,852                                                                  269,981
Issuance of common stock in June, July,
August and December 1999.....................63,683,752                                                               63,687,457
Conversion of redeemable convertible
preferred stock in August 1999.............  43,213,711                                                               11,638,050
Deferred compensation on grant of stock
  options...................................  7,651,953     $(7,651,953)                                                       -
Amortization of deferred compensation.....                      438,594                                                  438,594
Net Loss                                                                    (21,989,293)                             (21,989,293)
Currency translation adjustment...........                                                $ (140,320)                   (140,320)
                                                                                           ----------                -----------
Comprehensive loss........................                                                                           (22,129,613)
                                               --------      ----------    ---------      ----------    -------     ------------
Balance at December 31, 1999..............    115,185,253    (7,213,359)    (44,161,019)    (140,320)   (103,500)     63,584,744
Issuance of common stock in secondary
  offering................................    191,594,826                                                            191,596,602
Issuance of common stock and stock options
  in acquisitions of subsidiaries............  48,663,254                                                             48,664,488
Issuance of common stock in connection with
employee stock purchase plan ...............    1,327,427                                                              1,327,503
Exercise of stock options ..................      888,489                                                                888,768
Deferred compensation on grant of stock
  options ..................................    6,408,263      (6,408,263)                                                     -
Amortization of deferred compensation.....                      2,329,018                                              2,329,018
Receipt of amounts due from stockholdere .                                                                 72,000         72,000
Net loss..................................                                   (28,365,737)                            (28,365,737)
Currency translation adjustment...........                                                    43,541                      43,541
                                                                                             -------                  --------
Comprehensive loss........................                                                                           (28,322,196)
                                               --------      ----------    ---------      ---------    -------       ------------
Balance at December 31, 2000..............    364,067,512     (11,292,604)   (72,526,756)    (96,779)     (31,500)   280,140,927
Issuance of common stock and stock options
in acquisitions of subsidiaries ..........      8,835,388                                                              8,836,185
Issuance of commons stock in connection
  with employee stock purchase plan ......      1,180,434                                                              1,180,599
Exercise of stock options ................        459,753                                                                460,089
Amortization of deferred compensation.....                      3,092,640                                              3,092,640
Net loss..................................                                  (115,183,731)                           (115,183,731)
Currency translation and investment
  valuation adjustment....................                                                  (424,423)                   (424,423)
                                                                                            ---------   ------          ---------
Comprehensive loss........................                                                                           (102,038,641)
                                              ------------------------------------------------------------------------------------
Balance at December 31, 2001..............    $ 374,543,087   $(8,199,964) $(187,710,487)  $(521,202)   $(31,500)    $178,102,286
                                              ============= ========+===== ==============  ==========   =========    ============




See accompanying notes.

                           SILVERSTREAM SOFTWARE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Year Ended December 31,
                                                                                           --------------------
                                                                                  2001            2000            1999
                                                                             ----------      ----------       ---------
     Operating activities
     Net loss..............................................................$(115,183,731). $(28,365,737)   $(21,989,293)
     Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization.........................................22,715,424...   13,874,422       1,673,163
       Provision for allowances on accounts receivable..........................982,705...      292,227         287,252
       In-process research and development charge.....................................-...            -       1,986,659
       Compensation charge for issuance of stock options......................3,092,640...    2,329,018         438,594
       Impairment of goodwill................................................34,853,509...            -               -
       Non-cash special charges...............................................3,326,013...            -               -
       Changes in operating assets and liabilities:
         Accounts receivable.................................................14,883,947...  (17,296,990)     (3,328,390)
         Other receivables....................................................1,172,874...      447,399      (1,832,327)
         Prepaid expenses.......................................................213,294...   (1,675,542)       (722,227)
         Other assets.................................................................-...   (2,080,500)              -
         Accounts payable and accrued expenses...............................(2,685,025)..     (800,042)      3,556,812
         Deferred revenue....................................................(5,784,731)..    6,162,530       2,731,856
                                                                             -----------   ------------    ------------
     Net cash used in operating activities..................................(42,413,081)..  (27,113,215)    (17,197,901)

     Investing activities
     Purchase of businesses, net of cash acquired...........................(10,200,576)..  (11,303,844)     (2,834,288)
     Purchase of property, plant and equipment...............................(4,192,357)..  (10,126,453)     (2,208,906)
     Sale (purchase) of available-for-sale securities........................59,058,520... (104,601,388)      3,083,913
                                                                             ----------    -------------   ------------
     Net cash provided by (used in) investing activities...................  44,665,587    (126,031,685)     (1,959,281)


     Financing activities
     Net proceeds from issuance of preferred stock....................................-...            -      14,727,997
     Net proceeds from issuance of common stock...............................1,640,688...  193,812,236      50,006,058
     Repurchase and retirement of common stock........................................-...            -             (11)
     Payment of note receivable from stockholders.....................................-...       72,000               -
     Proceeds from line of credit............................................         -               -         750,000
     Payments on long-term debt..............................................(2,017,726)..   (1,100,773)       (551,309)
                                                                             -----------   -------------   -------------
     Net cash (used in) provided by financing activities.......................(377,038)..  192,783,463      64,932,735

     Effects of exchange rate on cash and cash equivalents.....................(424,423)..       43,541        (175,331)
                                                                               ---------   ------------    -------------

     Net increase in cash and cash equivalents................................1,451,045...   39,682,104      45,600,222

     Cash and cash equivalents at beginning of year..........................86,480,910...   46,798,806       1,198,584
                                                                             ----------    ------------    ------------
     Cash and cash equivalents at end of year..............................$.87,931,955... $ 86,480,910    $ 46,798,806
                                                                           = ==========    ============    ============

     Supplemental Information
     Cash paid during the period for:
         Income taxes......................................................$....270,532... $    172,341    $     21,110
                                                                           =    =======    ============    ============
         Interest..........................................................$.....49,556... $     66,867    $     78,891
                                                                           =     ======    ============    ============

                             See accompanying notes.

                           SILVERSTREAM SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Nature of Business

    SilverStream Software, Inc. (the Company) was incorporated on May 8, 1996. The Company provides software and services for building, deploying and managing Web-based applications that are scalable, reliable and secure. The Company markets its software worldwide and has sales offices in the United States, Canada, United Kingdom, The Netherlands, Belgium, Germany, Norway, The Czech Republic, France, Luxembourg, Switzerland, Italy, China, Hong Kong, Singapore, Taiwan and Australia.


2.  Summary of Significant Accounting Policies

   Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its U.S. and international subsidiaries, all of which are wholly owned, located in North America, Europe, Asia and Australia. All intercompany accounts and transactions have been eliminated in consolidation.

    The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

   Reclassifications

   Certain amounts from 1999 and 2000 have been reclassified to conform to the 2001 presentation. Such reclassifications did not have a material impact on the consolidated financial statements.

   Use of Estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash Equivalents and Marketable Securities

    The Company accounts for cash equivalents and marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities, which, as of December 31, 2001, consisted of U.S. Government and Federal Agency obligations, tax-exempt municipal obligations, and investment-grade corporate bonds, are classified as available-for-sale and are recorded at fair market value with any unrealized gain or loss recorded in comprehensive loss.

    As of December 31, 2001, the Company had a $2,150,000 restriction on its cash balance, as a result of six secured letters of credit. These letters of credit were issued by the Company's primary bank to certain landlords as part of lease negotiations.

   Concentration of Credit Risk

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, marketable securities, accounts receivable and other receivables. Concentration of credit risk with respect to cash equivalents and marketable securities is limited as these assets are primarily U.S. Government and Federal Agency obligations, tax-exempt municipal obligations and investment-grade corporate bonds with high-credit, quality financial institutions.

    There is no significant concentration of credit risk with respect to accounts receivable due to the large number of companies comprising the Company's customer base. On-going credit evaluations of customers' financial condition are performed and collateral is generally not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not

   Concentration of Credit Risk (continued)

exceeded management's expectations.

   Furniture and Equipment

    Furniture and equipment is stated at cost. Depreciation is computed by use of the straight-line method over the following estimated useful lives:

Leasehold improvements........................      Lesser of remaining
                                                    lease-term or useful life
Furniture and fixtures........................      5 years
Computer equipment and software...............      3 years
Telephone equipment...........................      3 years


   Advertising Costs

    The Company expenses advertising costs as incurred. Advertising costs were $2,166,000, $2,521,000 and $805,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

   Capitalized Software

    Capitalization of software development costs under SFAS No. 86 begins upon the establishment of technological feasibility. Technological feasibility is established upon the completion of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant. Therefore, through December 31, 2001, all software research and development costs have been expensed as incurred.

   Revenue Recognition

    Revenue recognition from software license fees and from sales of software products is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable. The Company's software arrangements may contain multiple elements such as software products, services and post-contract customer support (PCS). Revenue earned on software arrangements involving multiple elements which qualify for separate element treatment is allocated to each element based on the relative fair values of those elements based on vendor specific objective evidence. For the year ended December 31, 2001, vendor specific objective evidence is limited to the price charged when the element is sold separately or, for an element not being sold separately, the price established by management having the relevant authority. Accordingly, revenue from software products is recognized when the product is shipped. Revenue from services is recognized as the services are provided to the customer. Revenue for PCS is recognized ratably over the term of the agreement.

    Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue and recognized as the services are delivered.

    Revenue derived from arrangements with resellers of the Company's products is not recognized until the software is shipped to the customer.

   Sales to independent software vendors (ISVs) under the Company's former ISV program were deferred and recognized as product revenue ratably over the anticipated period of performance for services under the agreement, which was generally 12 months. During the third quarter of 2001, the Company instituted a new ISV program (SilverNet Partner Program). The SilverNet Partner Program is a multiple element arrangement which qualifies for separate element treatment and accordingly, revenue earned under the SilverNet





   Revenue Recognition (continued)

Partner Program is allocated to each element based on the relative fair values of those elements based on vendor specific objective evidence. Revenue from software products is recognized when the product is delivered, revenue from services is recognized as the services are provided to the customer, and revenue for post-contract customer support is recognized ratably over the term of the agreement.

      Customer returns are estimated and accrued for as a percentage of net product revenues based upon historical trends.

    The Company adopted SOP 97-2, "Software Revenue Recognition" as of January 1, 1998, and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," as of January 1, 2000. SOP 97-2 and SOP 98-9 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1.

    The Company adopted Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements", as of October 1, 2000. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

    The adoption of SOP 97-2, SOP 98-9 and SAB 101 did not have a material impact on the Company's financial results.

   Licensing Agreements

    The Company has entered into various licensing agreements with third-party software and technology companies, primarily for encryption technology, full-text searching technology and the use of J2EE elements. Royalty payments under such licensing agreements are based on either a percentage of product revenue or per unit sales. Royalty expenses, which are charged to cost of revenue under these license agreements, totaled $225,000, $1,059,000 and $310,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Prepaid royalties related to these licensing agreements were $469,000 and $838,000 at December 31, 2001 and 2000, respectively.

   Earnings per Share

    The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share". SFAS 128 requires calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding and excludes any dilutive effects of warrants, stock options, common stock subject to repurchase or other type securities. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding and the dilutive effect of warrants, stock options, and related securities. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

   Income Taxes

    The Company provides for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Financial Instruments

    The fair value of the Company's financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, other receivables, accounts payable and long term debt, are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. The carrying value of these financial instruments approximated their fair value at December 31, 2001 and 2000 due to the short term nature of these instruments and the variable interest rate on the long term debt.

   Foreign Currency Translations

    Financial statements of foreign subsidiaries are translated into U.S. dollars at the exchange rate as of the balance sheet dates, with the exception of revenues, costs and expenses. All revenues, costs and expenses are translated at a weighted-average of exchange rates in effect during the year. Net exchange gains or losses resulting from the translation of the foreign financial statements are recorded as a separate component of comprehensive income. Transaction adjustments for all foreign subsidiaries are included in income.

   Accounting for the Impairment of Long-Lived Assets

    The carrying value of long-lived assets used in operations, such as goodwill and furniture, fixtures and leasehold improvements, is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related asset. If an impairment is indicated, the Company will adjust the carrying value of the long-lived assets to fair value. During fiscal 2001, the Company recorded an impairment loss related to goodwill in the amount of $34.8 million.

   Stock Compensation Arrangements

    The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has continued to account for employee stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and has included the pro forma disclosures required by SFAS No. 123 for all periods presented.

   Comprehensive Income

    As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

   Segment Reporting

    The Company reports segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports. The Company views its operations and manages its business as one segment: the development and delivery of Web-based applications, which includes software and related products and services. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance. Disclosure of geographical segment information is included in Note 12.

   Recently Issued Accounting Pronouncements

    In the first quarter of 2001, the Company adopted SFAS No. 133, "Accounting for Derivatives and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including derivative instruments imbedded in other contracts (collectively referred to as derivatives), and for hedging activities. The adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations.

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations, and further clarifies the criteria to recognize intangible assets separately from goodwill. SFAS No. 142 eliminates the amortization of goodwill and indefinite lived intangible assets and requires periodic review for impairment. The adoption of SFAS No. 141 in July of 2001 did not have a material impact on the Company's financial position or results of operations. The Company is currently in the process of evaluating the impact SFAS No. 142 will have on its financial position and results of operations.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" and provides a single accounting model for long-lived assets to be disposed of. The Company is currently in the process of evaluating the impact SFAS No. 144 will have on its financial position and results of operations.

3.  Special Charges

During the second and third quarters of 2001, the Company recorded aggregate special charges of $11.8 million. Of these charges, approximately $9.7 million related to the restructuring of the Company's operations; specifically, $3.6 million related to a workforce reduction of approximately 255 employees (primarily consulting employees), $4.9 million related to office closures (of which $687,000 represented costs in connection with exiting leased office space in the United States and Europe, such as costs to refit such space for sublease tenants and real estate broker fees for the identification of sublease tenants) net of estimated sublease income and $1.2 million related to the write-down of assets which became impaired as a result of the restructurings. In addition, the Company wrote-off a $2.1 million equity investment which the Company considered to be permanently impaired.

     During the fourth quarter of 2001, the Company determined that the costs to close certain non-profitable offices would be lower than original estimates, resulting in a change in estimate of $1.1 million.

     A summary of the special charges is as follows:



                                                  Office
                                               Closures and
                                               Costs to Exit
                                Termination   Leased Office         Asset
                                 Benefits          Space         Write-Downs       Total
2001 Charges                   $ 3,577        $ 4,867           $ 3,326         $ 11,770
Cash Expenditures               (3,512)          (804)                -           (4,316)
Non Cash Charges                     -              -            (3,326)          (3,326)
Change in Estimate                   -         (1,112)                -           (1,112)
Balance at December 31, 2001   $    65        $ 2,951          $      -         $  3,016



    Future cash outlays for termination benefits are anticipated to be completed by the end of the first quarter of fiscal 2002, while future cash outlays for office closures will continue through June 2006.

    Subsequent to December 31, 2001, the Company implemented an additional cost reduction plan which will result in a special charge of approximately $1.3 to $2.1 million to be recorded in the first quarter of fiscal 2002. The Company expects to realize annual cost savings of approximately $37.0 million to $40.0 million as a result of these restructurings.


4.  Impairment of Goodwill

    As the result of the restructuring actions management took during 2001, the operating results of the Company's services business through the third quarter of 2001, and a change in the fourth quarter in the scale and scope of the Company's services business, SilverStream undertook an evaluation of the carrying value of our goodwill to determine if impairment existed. The assessment in that period was also performed in light of significant negative industry and economic trends impacting the Company's current operations and expected future growth rates. Such factors, management concluded, would result in an other than temporary decline in services revenues as a percentage of total revenues. As a result, during the fourth quarter of 2001, SilverStream recorded a $34.8 million charge for the impairment of goodwill, based on the amount by which the carrying amount of the goodwill exceeded the fair value. The writedown related to all of the goodwill associated with the Company's consulting and distributorship acquisitions: Power 2000 Inc., Excelnet Systems Limited, Bondi Software, Inc., E-Party Software, Inc., and Beijing SilverSolutions, Inc. Fair value was determined based on discounted future cash flows after disaggregating the assets by grouping them at the lowest level for which there were identifiable cash flows that were largely independent of the cash flows of other groups of assets. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflect management's best estimates based upon an independent third-party valuation of the Company's intangible assets. The discount rate was based upon SilverStream's weighted average cost of capital as adjusted for the risks associated with our operations.








5.  Furniture, Equipment and Leasehold Improvements

    Furniture, equipment and leasehold improvements consists of the following:


                                                        December 31,
                                                      2001         2000


Furniture and fixtures.................            $3,761,460   $3,506,487
Computer equipment and software........            13,943,350   10,936,616
Telephone equipment....................               466,484      416,696
Leasehold improvements.................             2,244,469    1,688,564
                                                   ----------   ----------
                                                   20,415,763   16,548,363
Less accumulated depreciation..........            (9,891,198)  (5,313,420)
                                                   ----------   ----------
                                   $11,234,943
                                                  $10,524,565


6.  Accrued Expenses

    Accrued expenses include the following:

                                                                                     December 31,
                                                                                   2001          2000
                                                                              ------------- ---------


                          Fringe benefits....................................   $1,980,275    $3,680,864
                          Occupancy..........................................       8,814       241,725
                          Professional fees..................................     575,226       317,860
                          Bonuses............................................     175,000       563,996
                          Commissions........................................     378,911     1,403,551
                          Sales and VAT taxes payable........................     676,305     1,257,517
                          Deferred tax liability.............................           -       853,000
                          Amounts due to owners of acquired businesses.......   3,662,500     7,206,397
                          Restructuring......................................   3,016,477             -
                          Other..............................................     636,932       643,817
                                                                                ---------     ---------
                                                                              $11,110,440   $16,168,727


7.  Debt

   Long-Term Debt

    Under terms of a credit facility, negotiated in 1999 and expiring October 1, 2002, borrowings of approximately $750,000 converted fully into a term loan on October 31, 1999. Such borrowings are secured by substantially all of the Company's tangible assets. Principal repayments began November 1, 1999 in 36 equal monthly payments. Interest on the loan accrues at prime rate plus 0.5% (4.75% at December 31, 2001) and is payable monthly in arrears. The outstanding balance under the facility at December 31, 2001 and 2000 was $208,000 and $458,000, respectively.


















8.  Leases

    The Company leases office space and certain equipment under non-cancelable operating leases expiring through February 2006. Some of these leases contain renewal options. Rent expense charged to operations for the years ended December 31, 2001, 2000 and 1999 was $5,439,000, $3,051,000 and $1,506,000, respectively.

    Future minimum payments under non-cancelable operating leases, excluding amounts related to accrued restructurings, as of December 31, 2001 are as follows:

                                                                                   Operating
                                                                                   Leases
                                                                                   ---------------
                                                                                   ---------------
                                     2002......................................        4,582,270
                                     2003......................................        4,022,811
                                     2004......................................        3,889,443
                                     2005......................................        3,737,187
                                     2006......................................        3,627,156
                                     2007 and thereafter.......................          848,027
                                                                                   -------------
                                     Total minimum lease payments..............    $  20,706,894
                                                                                   =============


9.  Employee Benefits

    1996 Founders Stock Incentive Plan

   The Company issued and sold an aggregate of 300,000 shares of common stock under our Founders' 1996 Stock Incentive Plan pursuant to stock restriction agreements at the fair value of the stock at the date of issuance. The shares are issued in the name of the employee, who has all rights of a stockholder, subject to certain repurchase and transfer provisions. If the employee ceases to be employed by the Company, the Company shall have the option to repurchase from the employee a portion of shares based upon a predetermined formula. There were no shares subject to repurchase at December 31, 2001. An aggregate of 17,875 shares of common stock were subject to repurchase at December 31, 2000.

   1997 Stock Incentive Plan

    The Company adopted the 1997 Stock Incentive Plan, which was amended and restated on June 9, 1999, and further amended on May 1, 2001 (as amended and restated, the 1997 Plan), and which covers all eligible employees, officers, directors, consultants and advisors. As of December 31, 2001 the Company has reserved 7,000,000 shares of common stock for issuance under the 1997 Plan. Under the 1997 Plan, the Company may grant stock options to purchase shares of the Company's common stock, restricted common stock awards and other stock-based awards having terms and conditions at the discretion of the Company's Board of Directors. The prices, terms and vesting periods of stock awards under the 1997 Plan are determined by the Board of Directors at the date of the grant. The 1997 Plan also contains provisions which stipulate that upon an acquisition event the Board of Directors is authorized to determine that any stock option, restricted stock or other stock-based award granted under the 1997 Plan may become immediately exercisable in full or in part.

    The Company recorded deferred compensation of $0 and $6,408,000 relating to option grants during December 31, 2001 and 2000, respectively. Deferred compensation is being charged ratably to operations over the vesting period of the options. The Company incurred a charge to operations of $3,093,000, $2,329,000 and $438,000 for the years ended December 31, 2001, 2000 and 1999, respectively. For the year ended December 31, 2001, $1,121,000 of this charge relates to services, $149,000 to sales and marketing, $1,784,000 to research and development and $39,000 to general and administrative expenses. For the year ended December 31, 2000, $579,000 of this charge relates to services, $119,000 to sales and marketing, $1,586,000 to research and development and $45,000 to general and administrative expenses. For the year ended December 31, 1999, $125,000 of this charge relates to services, $145,000 to sales and marketing, $130,000 to research and development and $38,000 to general and administrative expenses.

   Assumed Stock Incentive Plans

   In connection with the acquisition of certain businesses during the year ended December 31, 2000 (See Note 14), the Company assumed two stock incentive plans. Under these plans, the Company has reserved 640,120 shares of common stock for issuance upon exercise of previously granted options under such plans. Upon the assumption of these plans, the Company has been prohibited from granting further awards under such plans.


9.  Employee Benefits (continued)

   1999 Employee Stock Purchase Plan

   In accordance with the 1999 Employee Stock Purchase Plan, eligible employees may authorize payroll deductions of up to 10% of their compensation (not to exceed $12,500 in a six-month period) to purchase shares at the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the six-month option period. Shares issued to employees under the plan totaled 164,676 during 2001. A total of 300,000 shares of common stock have been reserved for issuance under the plan. At December 31, 2001, 60,486 shares remained available for future purchase under the plan and at March 6, 2001, 1,371 shares remained available for future purchase under the plan.

   2001 Stock Incentive Plan

    The Company adopted the 2001 Stock Incentive Plan, (the 2001 Plan), which covers all eligible employees and consultants of the Company. Officers and directors of the Company are not eligible to be granted options under the 2001 Plan. As of December 31, 2001 the Company has reserved 1,000,000 shares of common stock for issuance under the 2001 Plan. Under the 2001 Plan, the Company may grant only non-qualified stock options to purchase shares of the Company's common stock. The prices, terms and vesting periods of stock awards under the 2001 Plan are determined by the Board of Directors at the date of the grant. The 2001 Plan also contains provisions which stipulate that upon an acquisition event the Board of Directors is authorized to determine that any stock option granted under the 2001 Plan may become immediately exercisable in full or in part.

   401(k) Plan

The Company has a 401(k) plan (the Plan), whereby eligible employees may contribute up to 15% of their annual compensation, subject to limitations established by the Internal Revenue Code of 1986, as amended. The Company may also contribute a discretionary matching contribution, to each such participant's deferred compensation equal to a discretionary percentage determined by the Company. During fiscal 2001, the Company made $300,000 in discretionary matching contributions. The Company did not make any discretionary matching contributions during fiscal 2000.

   Stock Option Disclosures

    The Company has adopted the disclosure provisions only of SFAS 123. The fair values for these options were estimated at the date of grant using the Black-Scholes option-pricing model in 2001 and 2000 and the minimum value method in 1999 with the following assumptions:

                                                                                         Year Ended
                                                                                         December 31,
                                                                                 2001       2000       1999
                                                                                 ----       ----       ----


                 Expected life (years).....................................       5.63      8.28       8.94
                 Risk free interest rate...................................       5.00%     5.50%      6.34%
                 Volatility................................................      79.08%   505.00%        --
                 Dividend yield............................................        --         --         --

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:


                                                          Year Ended
                                                         December 31,
                                               2001           2000          1999
                                          -------------  ------------- -------------

Pro forma net loss...................     $(118,620,553) $(62,334,652) $(26,713,375)
Pro forma net loss per share.........     $   (5.43)     $   (3.16)    $   (3.17)


    Compensation expense under SFAS 123 for 2001, 2000 and 1999 is not representative of future expense, because it includes three, two and one years of expense, respectively. In future years, the effect of determining compensation cost using the fair value method will include additional vesting and associated expense.





    Stock Option Disclosures (continued)

    Option activity under the 2001 Plan, 1997 Plan and assumed plans is summarized below:

                                                    Year Ended December 31,
                                        2001                  2000                  1999
                                --------------------  --------------------  ---------------------
                                            Weighted              Weighted               Weighted
                                             Average               Average                Average
                                            Exercise              Exercise               Exercise
                                  Options     Price     Options     Price     Options      Price


Outstanding, beginning of
  Year.....................     5,079,820    $27.99   1,796,969    $14.61     895,175      $ 1.15
Granted....................     2,774,434      7.01   4,074,666     34.70   1,095,300       23.63
Expired or canceled........    (2,063,974)    23.66    (516,254)    40.60     (63,325)       6.25
Exercised..................      (336,089)     1.30    (275,561)     3.26    (130,181)       2.03
                                ---------              --------              --------
Outstanding, end of year...     5,454,191     20.10   5,079,820     27.99   1,796,969       14.61
                                =========             =========             =========
Exercisable at end of year.      1,744,129              637,568               272,599
Available for future grants      1,092,128              799,032             1,217,325

Weighted-average fair value of
  options granted during year                $ 7.01               $ 35.80                $  23.63



    The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 2001:

                                                      Options Outstanding                Options Exercisable
                                                         Weighted-
                                                          Average        Weighted-                     Weighted-
                                                         Remaining        Average                       Average
                     Range of             Number        Contractual      Exercise        Number        Exercise
                  Exercise Prices       Outstanding        Life            Price       Exercisable       Price

                  $  0.00 - $   5.00           715,804       6.7 Years    $      2.70        317,666    $   1.96
                  $  5.01 - $  10.00         2,128,952       8.4 Years           6.38        526,098        6.44
                  $ 10.01 - $  25.00           989,442       7.0 Years          18.14        265,205       18.19
                  $ 25.01 - $  50.00         1,351,045       7.6 Years          39.01        505,579       39.44
                  $ 50.01 - $  90.00           139,305       7.3 Years          69.58         64,631       69.73
                  $ 90.01 - $ 130.00           129,643       6.9 Years         106.15         64,950      106.35
                                       ---------------                                --------------

                  $ 0.00 -  $130.00          5,454,191       7.7 Years    $     20.10      1,744,129    $  23.04


10.  Preferred Stock

    On August 20, 1999, the Company completed an initial public offering in which the Company sold 3,000,000 shares of its common stock for net proceeds to the Company of $44,640,000. On August 26, 1999, the Company's underwriters exercised their over-allotment option, which resulted in the sale of an additional 450,000 shares of the Company's stock which generated additional proceeds of $6,696,000, net of issuance costs. Upon closing of the initial public offering, each outstanding share of the Company's Redeemable Convertible Preferred Stock and Convertible Preferred Stock was automatically converted into one share of common stock of the Company resulting in the issuance of 8,659,208 shares of common stock.

11.  Income Taxes

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance has been established to reflect the uncertainty of future taxable income to utilize available tax loss carryforwards and other deferred tax assets. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                      Year Ended
                                                                     December 31,
                                                                  2001          2000
                                                              ------------  --------
Deferred tax assets:
  Net operating loss carryforward........................      $45,166,000   $19,978,000
  Research and development credit carryforward...........        2,191,000     1,451,000
  Deferred revenue.......................................          862,000     2,456,000
  Restructuring charge...................................        2,512,000             -
  Other..................................................        1,298,000     1,302,000
Deferred tax liabilities:
  Depreciation...........................................          (26,000)     (210,000)
  Amortization...........................................                -             -
                                                               -----------   -----------
                                                                52,003,000    24,977,000
  Less valuation allowance for deferred tax assets.......      (52,003,000)  (24,977,000)
                                                               ------------  ------------
Total....................................................      $        --   $        --
                                                               ===========   ===========

    As of December 31, 2001, the Company has net operating loss carryforwards and research and development tax carryforwards of approximately $112.9 million and $2.2 million, respectively, available to offset future Federal taxable income. These carryforwards begin to expire in 2012 and may be subject to certain limitations. The valuation allowance increased by $27.0 million during the twelve months ended December 31, 2001, due primarily to the additional allowance for the Net Operating Losses incurred.

    The Company believes that, based upon a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that a full valuation allowance has been recorded. The Company will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results.


12.  Segment and Geographic Information

    As discussed in Note 2, the Company operates in one business segment: the development and delivery of Web-based applications that include software and related products and services. In making this determination, the Company considered the information which management uses to oversee the Company's operations as well as the manner in which the business is managed.

    Foreign operations in 1999 were conducted in seven countries in Europe and three countries in the Asia Pacific region. During 2000 and 2001, foreign operations were expanded. Operations are currently conducted in twelve countries in Europe, four countries in the Asia Pacific region and in Australia.

    Revenues by geographic region are as follows:


                                                        Year Ended December 31,
                                                 2001             2000          1999
                                            --------------   -----------------------


             United States...............     $38,467,273     $54,117,423   $14,984,459
             Europe......................     23,393,088       22,642,893     5,700,391
             Other.......................      6,074,193        3,823,681     2,379,557
                                              ----------       ----------    ----------
             Total.......................     $67,934,554     $80,583,997   $23,064,407
                                              ===========     ===========   ===========

    Total long lived assets by geographic region are as follows:

                                                                December 31,
                                                 2001             2000          1999
                                            -------------    ------------- ---------


             United States...............     $51,255,463      $88,643,023   $22,907,826
             Europe......................      1,530,130        1,176,196        529,440
             Other.......................        493,962          297,089        107,393
                                            ------------     ------------  -------------
             Total.......................     $53,279,555      $90,116,308   $23,544,659
                                              ===========      ===========   ===========



12.  Segment and Geographic Information (continued)

    Net income (loss) by geographic region are as follows:

                                                       Year Ended December 31,
                                                 2001             2000          1999
                                            -------------    ------------- ---------


             United States...............                      $(27,534,929) $(21,840,977)
                                            $(104,742,044)
             Foreign subsidiaries........         (10,441,687)   (830,808)      (148,316)
                                              ---------------- -----------   ------------
             Total.......................     $(115,183,731)   $(28,365,737) $(21,989,293)
                                              ==============   ============= =============


13.  Loss Per Share

    The following table sets forth the computation of basic and diluted loss per share:

                                                             Year Ended December 31,
                                                     2001             2000            1999
                                                --------------   --------------  ---------

             Numerator:
               Net loss.......................   $(115,183,731)    $(28,365,737)   $(21,989,293)
               Beneficial conversion
                 feature in series D
                 preferred stock..............              -                -        (263,158)
                                                 ------------      -----------     ------------
               Net loss applicable to
                 common stockholders..........   (115,183,731)     (28,365,737)    (22,252,451)
                                                 ============      ============    ===========
             Denominator:
               Weighted average common
                 shares outstanding...........     21,904,251       20,159,868       9,943,728
               Weighted average common
                 shares subject to
                 repurchase...................        (44,528)        (462,370)     (1,524,612)
                                                 ------------      -----------     -----------
             Denominator for basic and
               diluted loss per share
               applicable to common
               stockholders...................     21,859,723       19,697,498       8,419,116
                                                 ============      ===========     ===========
               Basic and diluted net
                 loss per share
                 applicable to common
                 stockholders.................   $      (5.27)    $      (1.44)   $      (2.64)
                                                  ============     ============    ============

    The Company has excluded all preferred stock, outstanding stock options and shares subject to repurchase by the Company from the calculation of loss per share because all such securities are antidilutive for all periods presented. Shares subject to repurchase by the Company will be included in the computation of earnings per share when the Company's option to repurchase these shares expires. Weighted-average options outstanding to purchase 2,668,183, 3,370,090 and 1,332,992 shares of common stock for the years ended December 31, 2001, 2000 and 1999, were not included in the computation of net loss per share because the effect would be antidilutive. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.


14.  Acquisitions

    During 2001, 2000 and 1999, SilverStream completed several acquisitions of businesses then complementary to the Company's business strategy. These acquisitions have been accounted for using the purchase method and the results of operations have been included in the Company's consolidated statement of operations from the date of acquisition. A summary of each acquisition is as follows:

    Beijing SilverSolutions, Inc. On April 12, 2001, the Company acquired Beijing SilverSolutions, Inc., a software distributor located in China. The consideration for the acquisition was approximately $460,000 in cash and transaction costs. In addition, the Company is obligated to pay further consideration of up to approximately $150,000 if certain operational objectives are achieved. The contingent consideration will be recorded as compensation expense.


14.  Acquisitions (continued)

     The Wireless Application Software Division of Waptop Holding A/S. On March 1, 2001, the Company acquired the wireless application software division of Waptop Holding A/S, a Danish holding company. The consideration for the acquisition was approximately $5.3 million, which consisted of 341,507 shares of the Company's common stock and $1.3 million in cash and transaction costs. In addition, the Company is obligated to pay further consideration of up to approximately $4.0 million if certain operational objectives are achieved. Through December 31, 2001, SilverStream has paid $2.0 million in cash for such additional consideration, all of which was accounted for as goodwill.

    E-Party Software Inc. On January 26, 2001, the Company acquired E-Party Software Inc., a software distributor located in Spain. The consideration for the acquisition was approximately $1.5 million in cash and transaction costs.

    Bondi  Software,  Inc. On December 6, 2000,  the Company  acquired  Bondi
Software, Inc., an e-business services provider. The consideration for the acquisition was approximately $17.0 million and was completed through the issuance of 418,198 shares of the Company's common stock and $6.8 million in cash and transaction costs.

    Excelnet Systems Limited. On August 11, 2000, the Company acquired Excelnet Systems Limited, an e-business services provider. The consideration for the acquisition was approximately $5.2 million and was completed through the issuance of 32,620 shares of the Company's common stock and $3.7 million in cash and transaction costs. In addition, the Company is obligated to pay further consideration of up to approximately $2.0 million if certain operational objectives are achieved. Through December 31, 2001, the Company has paid $225,000 in cash consideration, issued 50,000 shares of common stock at $14.06 per share and recorded a $1.0 million liability for such additional consideration, all of which was accounted for as goodwill.

    eObject, Inc. On April 5, 2000, the Company acquired eObject, Inc., the developer of "enTellect", a java based framework for the access control, personalization and metering of corporate resources. The consideration for the acquisition was approximately $23.2 million, which consisted of 473,581 shares of the Company's common stock and the payment of transaction costs. In addition, the Company is obligated to pay further consideration of up to approximately $5.5 million if certain operational objectives are achieved. Through December 31, 2001, SilverStream has issued 175,000 shares of common stock at $25.38 per share and paid $1.0 million in cash for such additional consideration, all of which was accounted for as goodwill.

    Power 2000, Inc. On March 31, 2000, the Company acquired Power 2000, Inc., an e-business services provider. The consideration for the acquisition was approximately $15.8 million, which consisted of 134,000 shares of the Company's common stock along with approximately $5.4 million in cash and transaction costs.

    Gemlogic, Inc. On December 13, 1999, the Company acquired GemLogic, Inc., a provider of XML software. The consideration for the acquisition was approximately $12.1 million, which consisted of 114,456 shares of the Company's common stock and the payment of transaction costs. In addition, the Company is obligated to pay further consideration of up to approximately $3.5 million if certain operational objectives are achieved. Through December 31, 2001, SilverStream has issued 253,940 shares of common stock at prices ranging from $6.80 to $14.06 per share and recorded a $1.2 million liability for such additional consideration, all of which was accounted for as goodwill. The Company recorded a $1.9 million charge for in-process research and development, representing the value of numerous projects that were in various stages of development that had not reached technological feasibility. No alternative future uses were identified prior to reaching technological feasibility. The purchased research and development was independently valued using the income approach.

    ObjectEra, Inc. On December 13, 1999, the Company acquired ObjectEra, Inc., a developer and distributor of a software program known as Object Request Broker
(ORB), for $8.3 million in cash and transaction costs and up to $4.0 million in additional consideration contingent upon the achievement of certain operational objectives. Through December 31, 2001, the Company has paid $1.0 million in cash consideration, issued 151,867 shares of common stock at prices ranging from $6.49 to $18.12 per share and recorded a $1.4 million liability for such additional consideration, all of which was accounted for as goodwill.

15.  Quarterly Information (unaudited)

    A summary of operating results and net loss per share for the quarterly periods in the two years ended December 31, 2001 is set forth below:

                                                                   Quarter Ended
                                               March 31       June 30      September 30    December 31
                                            ----------------------------  -------------- -------------

             Year ended December 31, 2001
             Total revenues..............    $22,948,936  $ 20,644,301     $14,632,320     $9,708,997
             Gross profit................      7,109,241     8,227,200       5,387,963      3,802,054
             Goodwill impairment.........              -             -               -     34,843,509
             Net loss applicable to
             common Stockholders.........    (19,016,163)  (25,364,596)    (19,273,600)   (51,529,372)
             Net loss per share
             applicable to common
              stockholders -
              basic and diluted............         (.89)         (1.16)          (.87)          (2.32)
             Year ended December 31, 2000
             Total revenues..............     $13,003,345   $18,028,859     $23,500,891    $26,050,902
             Gross profit................       7,148,436     8,375,493      12,482,172     14,054,562
             Net loss applicable to
             common Stockholders.........      (6,609,286)   (7,482,001)     (6,681,467)    (7,592,983)
             Net loss per share
             applicable to common stockholders -
             basic  and diluted..............        (.36)         (.38)           (.33)          (.37)